EXHIBIT 99
                             P R E S S     R E L E A S E
                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Christy Coulston,
                                             Vice President & Marketing Director
                                                                  (707) 935-3200

    SONOMA VALLEY BANCORP ANNOUNCES RECORD LEVELS OF ASSETS AND EARNINGS FOR
                               THIRD QUARTER 2005

SONOMA, California, October 17, 2005- Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported bank earnings of $2,349,000 for the nine months ended September 30, 2005, compared to $2,082,000 for the same period last year, a gain of 12.8%. Earnings per share increased to $1.09 from $.97, a gain of 12.4% over 2004. Year to date results were enhanced by strong third quarter earnings of $848,000 compared to $745,000 for the same quarter last year, an increase of 13.8%. Earnings per share for the quarter increased to $.39 from $.35 last year, a gain of 11.4%.

The bank posted assets of $233 million at September 30, 2005, up 10.4% from $211 million a year ago. Deposits grew to $205 million, up 9.6% from $187 million last year. Loans reached $159 million, up $15 million or 10.2% from the third quarter of 2004. The annualized Return on Average Assets was 1.37% and the annualized Return on Average Equity was 14.56%. The Book Value for the stock at period end was $10.18.

For the twelfth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2004, based on the continued strength of capital and earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.